Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Ming Shing Group Holdings Limited

We hereby consent to the inclusion in this Registration Statement on Form F-1 (No. 333-281817) of Ming Shing Group Holdings Limited and its subsidiaries (the “Company”) of our report dated August 26, 2024, relating to our audits of the accompanying consolidated balance sheets of the Company as of March 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2024, and the related notes (collectively referred to as the consolidated financial statements), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

November 21, 2024